NATIONAL PENN BANCSHARES, INC.
                         ------------------------------

                             HOMETOWNE HERITAGE BANK
                          ---------------------------
                           SUBSTITUTE 1999 OPTION PLAN
                          -----------------------------

         (as assumed, amended and restated effective December 12, 2003)

1.       Purpose, Assumption, Amendment and Restatement
         ----------------------------------------------

       (a) HomeTowne Heritage Bank ("HomeTowne Heritage") originally approved and adopted the 1999 Option Plan (the "HomeTowne Heritage Plan") in order to encourage ownership of shares of HomeTowne Heritage by officers and key employees, to reward the hard work and dedication of the Founder, Organizers and Management Team of HomeTowne Heritage and to provide them with an incentive to contribute to the long-term growth of HomeTowne Heritage by encouraging ownership in the bank.

       (b) On December 12, 2003 (the "Effective Date"), NPB Interim Bank merged with and into HomeTowne Heritage, with HomeTowne Heritage surviving such merger and on December 15, 2003, HomeTowne Heritage merged with and into National Penn Bank ("NPBank") with NPBank surviving such merger, under the name, articles of association and bylaws of NPBank, all pursuant to an Agreement and Plan of Merger dated as of April 30, 2003 (the "Agreement"), as amended, by and among National Penn Bancshares, Inc. ("National Penn"), NPBank, NPB Interim Bank and HomeTowne Heritage.

       (c) On the Effective Date, pursuant to the Agreement, each outstanding share of HomeTowne Heritage common stock was automatically converted into the right to receive $13.697 in cash and the outstanding options to acquire shares of HomeTowne Heritage's common stock were converted into substitute options for National Penn common stock (the "Stock").

       (d) (i) Immediately prior to the Effective Date, there were stock options outstanding under the HomeTowne Heritage Plan for 547,000 shares of HomeTowne Heritage's common stock, all of which were 100% vested and currently exercisable. On the Effective Date, pursuant to the HomeTowne Heritage Plan and the Agreement, each such option was automatically converted into a substitute stock option for Stock, with the number of shares and the per share exercise price adjusted as provided in the Agreement and otherwise on the same terms and conditions as the converted HomeTowne Heritage stock option.

             (ii) The number of shares of Stock subject to each substitute stock option is equal to the quotient of: (1) the product of the number of shares of HomeTowne Heritage common stock originally subject to that option times the original exercise price of that option, divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section 6(c) below. As a result, stock

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options 100% vested and presently  exercisable  for 226,011  shares of Stock are outstanding.

       (e) This National Penn Bancshares, Inc. HomeTowne Heritage Bank Substitute 1999 Option Plan (the "Plan") reflects National Penn's assumption of the HomeTowne Heritage Plan and of the stock options outstanding under the HomeTowne Heritage Plan as of the Effective Date, on the terms and conditions provided in the Agreement, and National Penn's determination to delete provisions of the HomeTowne Heritage Plan inapplicable to such outstanding options. The Plan amends and restates the HomeTowne Heritage Plan accordingly.

       (f) As used hereinafter, the term "Options" means, individually and collectively, the substitute stock options issued pursuant to the HomeTowne Heritage Plan and the Agreement, exercisable for a total of 226,011 shares of Stock, subject to adjustment as provided in Section 2 hereof.

2.       Total Number of Shares Subject to Option
         ----------------------------------------

       The total number of shares of Stock subject to Options under the Plan is 226,011 shares, subject to adjustment in accordance with this Section. If the shares of Stock shall be changed into or exchanged for a different number or kind of shares of Stock of National Penn or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Stock subject to an Option under the Plan and to the maximum number of shares of Stock that may be subject to Options as set forth in this Section, the number and kind of shares into which each outstanding share of Stock shall be exchanged, or to which each such share shall be entitled, as the case may be. Where appropriate, outstanding Options shall also be amended by the Committee (defined in Section 5(a)) as to Option Price (defined in Section 6(c)) and other terms as may be necessary to equitably reflect the foregoing events. If there shall be any other change in the number or kind of outstanding shares of Stock, or any shares into which such shares shall have been changed, or for which the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any outstanding Options, such adjustments shall be made in accordance with the Committee's determination. Re-acquired shares of Stock, as well as unissued shares, may be used for the purpose of this Plan.

3.       Stock Option Awards
         -------------------

       The following awards were made (prior to the Effective Date) under the HomeTowne Heritage Plan:

       (a) On January 13, 1999, the Organizers awarded the Founder, Elmer L. Stoltzfus, options to purchase 2,500 shares of the common stock of the bank.

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       (b) On January 13, 1999, the Organizers  approved the award of options to the Organizers in amounts commensurate to their individual initial subscriptions for the purchase of the common stock of the bank. The total options awarded to the Organizers were for the purchase of 200,000 shares of the common stock of the bank.

       (c) On January 13, 1999, pursuant to amendments to the employment agreements with the Management Team, the Organizers awarded William K. Poole and David K. Thompson the options to purchase 37,500 and 35,000 shares respectively of the common stock of the bank. It was intended that 10,000 of the above shares awarded to William K. Poole and David K. Thompson each qualify as incentive stock options.

       (d) On June 23, 1999, the Organizers and Initial Management Team awarded Sharon K. Owens the option to purchase 10,000 shares of common stock of the bank. These options are incentive stock options and are subject to the provisions of [then Section 5 of the HomeTowne Heritage Plan] Section 7 of this Plan. As a part of this award, the options awarded to William K. Poole and David
K. Thompson in the above Section 3 (c) are amended to 32,500 and 30,000 respectively.

       (e) On July 1, 1999, HomeTowne Heritage entered into a three-year employment agreement with Elmer L. Stoltzfus. Compensation for said employment agreement was the option to purchase 25,000 shares of common stock of the bank.

4.       No Further Eligible Optionees
         -----------------------------

       Other than the persons who received Options on the Effective Date (the "Optionees"), no persons are eligible to participate in the Plan. Prior to the Effective Date, the persons eligible to participate in the HomeTowne Heritage Plan were officers and key employees of HomeTowne Heritage and its subsidiaries and such other persons determined by the Board, provided that all persons benefited were permitted to be benefited without adversely affecting the qualification of the Plan under Section 422 of the Internal Revenue Code.

5.       Administration of Plan
         ----------------------

       (a) The Plan shall be administered by a committee (the "Committee") which shall be either the entire Board of Directors of National Penn (the "Board") or a committee appointed by the Board composed of three to six members of the Board who are (i) "non-employee directors" of National Penn within the meaning of Rule 16b-3(b)(3) under Section 16 of the Securities Exchange Act of 1934, and (ii) "outside directors" of National Penn within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

       (b) The Committee shall adopt such rules for the conduct of its business and administration of this Plan, as it considers desirable. A majority of the members of the Committee shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Committee on a particular matter shall constitute the act of the Committee on such matter. The Committee shall have the right to construe the Plan and the Options, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the Plan and the Options, and such action shall be final, binding and conclusive upon all parties concerned.

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       (c) No member of the  Committee  or the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of any authority or discretion granted in connection with the Plan to a Committee or the Board, or for the acts or omissions of any other members of a Committee or the Board. Subject to the numerical limitations on Committee membership set forth in Section 5(a) hereof, the Board may at any time appoint additional members of the Committee and may at any time remove any member of the Committee with or without cause. Vacancies in the Committee, however caused, may be filled by the Board if it so desires.

       (d) The Committee does not have authority to grant any stock options under the Plan in addition to the Options set forth in Section 2 hereof.

6.       Terms and Conditions of Stock Options
         -------------------------------------

       (a) Written Notification of Options. Each Optionee will be notified in writing of the number of shares of Stock subject to and the exercise price of each Option he or she holds pursuant to the Plan.

       (b) Exercisability. An Option may be exercised in whole at one time or in part from time to time. Unless otherwise terminated earlier in accordance with the provisions of this Plan, an Option shall remain exercisable until a date that is ten (10) years from the date of grant by HomeTowne Heritage.

       (c) Option Price. The per share exercise price of the Stock covered by each Option (the "Option Price") is equal to the quotient of: (1) the product of the closing price of the Stock on the Effective Date times the original exercise price of that option, divided by (2) $13.697.

       (d) Payment. Full payment for Stock purchased by the exercise of Options hereunder shall be made in cash or, in whole or in part, in the form of shares of Stock already owned by the Optionee (based on the fair market value of the Stock on the date the Option is exercised, as determined by the Committee). An Optionee shall have none of the rights of a shareholder until the shares of Stock are issued.

       (e) Plan and Options Not to Affect Employment. Neither this Plan nor any Option granted hereunder shall confer upon any employee of National Penn or any of its subsidiaries any right to continue in the employment of National Penn or any of its subsidiaries.

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7.        Additional Terms and Conditions for Incentive Stock Option Awards to
          --------------------------------------------------------------------
          Employees
          ----------

       (a) Exercise Period. The period during which the Option may be exercised has been fixed by the board of directors of HomeTowne Heritage. In no event shall an Option be exercisable after the last day of the ten (10) year period beginning on the date on which the HomeTowne Heritage Plan option was granted nor, if earlier, after any date described in Paragraph (d) below.

       (b) Exercisable in Whole or Part. An Option may be exercised in whole at one time or in part from time to time, unless the HomeTowne Heritage board of directors, in granting the original option, imposed a limitation with respect to the number of shares covered by the original option which could be purchased during various periods of time within the period of the original option.

       (c) Non-Transferability of Options. An Option shall not be transferable by an Optionee otherwise than by will or the laws of descent and distribution and, during his or her lifetime, shall be exercisable only by such Optionee. Upon the death of an Optionee, and to the extent that the Optionee shall have been entitled to exercise an Option on the date of death, the Option may be exercised by a legatee or legatees of the Optionee under the Optionee's last will, or by the Optionee's personal representatives or distributees.

       (d) Termination of Options. (i) The unexercised portion of the Option will terminate on the date the Optionee ceases to be employed by National Penn or any of its subsidiaries for any reason other than death or the Optionee's retirement pursuant to any retirement or pension plan of National Penn or any of its subsidiaries. The Optionee will cease to be employed by National Penn or any of its subsidiaries on the first to occur of (1) the last date for which the Optionee is paid by National Penn or any of its subsidiaries, (2) the date on which the Optionee ceases working for National Penn or any of its subsidiaries or (3) the effective date of the termination of the Optionee's employment set forth in any notice to Optionee of such termination.

                  (ii) In the case of the Optionee's death before the Option expires, or in the case of the Optionee's retirement pursuant to any retirement or pension plan of National Penn or any of its subsidiaries, the Option shall be exercised within the three (3) month period beginning on the date of retirement or the date of death, but in no case later than the last day of the ten (10) year period beginning on the date the HomeTowne Heritage option was granted to the Optionee.

8.       Forfeitures
         -----------

       (a) In the event the Committee finds that an Optionee who has an interest in this Plan has been discharged by his or her employer in the reasonable belief (and such reasonable belief is the reason or one of the reasons for such discharge) that the Optionee engaged in fraud against the employer or anyone else, or that the Optionee has been convicted of a crime as a result of which it becomes illegal for his or her employer to employ the Optionee, then any Options awarded under this Plan shall be forfeited and no longer exercisable by the Optionee.

       (b) In the event an Optionee's service as an Organizer, Founder or a member of the Initial Management Team shall terminate for any other reason, including but not limited to, death, disability, retirement or resignation, all nonqualified options shall continue in accordance with their terms. In the event of the Optionee's death the Options may be exercised by the decedent's personal representative or heirs.

9.       Nontransferability of Options
         -----------------------------

       Options granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, distribution pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended, 26 U.S.C. l et seq. or title l of the Employee Retirement Income Security Act or the rules thereunder.

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10.      Other Provisions of Options
         ---------------------------

       In addition to the limitations, conditions and restrictions specifically set forth in the Plan, the Board shall have the power to impose any limitations, conditions or restrictions which it shall deem appropriate upon any or all Options granted hereunder.

11.      Interpretation
         --------------

       The interpretation and construction by the Board of any provisions of this Plan or of any Option granted hereunder shall be final and conclusive. For the rights granted pursuant to the Plan that constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code, the provisions of the Plan shall be interpreted and construed, insofar as possible, to carry out this intent.

12.      Amendment of Plan
         -----------------

       The Plan may be amended by the Board except that the Board may not revoke or alter, in a manner unfavorable to the Optionee hereunder, any Options then outstanding. If not terminated by the Board at an earlier time, then, at such time as all Options outstanding under the Plan have either been exercised, lapsed unexercised, or been terminated, forfeited or cancelled as provided herein, the Plan shall terminate.

13.      Governing Law
         -------------

       This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the Commonwealth of Pennsylvania.

14.      Effective Date of Plan
         ----------------------

       This Plan shall be effective as of December 12, 2003.

15.      General Conditions
         ------------------

       (a) The term "subsidiary corporation" as used in this Plan shall mean a corporation in which National Penn owns, directly or indirectly, shares of stock representing fifty percent or more of the outstanding voting power of all classes of stock of such corporation.

       (b) References in this Plan to the Code shall be deemed to also refer to the corresponding provisions of any future United States revenue law.

       (c) The use of the masculine pronoun shall include the feminine gender whenever appropriate.